Exhibit 99.1

Ultra Petroleum Corp.

NEWS RELEASE

FOR IMMEDIATE RELEASE

Ultra Petroleum Corp. Proactively Enters into Amended Credit Facility to Remove Maintenance Covenants, Suspends Drilling Program, Substantially Increase Free Cash Flow Generation and Announces a Fall Borrowing Base Redetermination of $1.175 Billion and Commitment Amount to the Credit Facility of $200 Million

Englewood, Colorado – September 16, 2019 – Ultra Petroleum Corp. (“Ultra Petroleum” or the “Company”) (OTCQX: UPLC) announces that it has received unanimous approval from the lenders for its revolving credit facility (the “Credit Facility”) and entered into an amendment that, among other items, removes the financial maintenance covenants from the Credit Facility. This amendment provides flexibility for the Company to suspend drilling in the Pinedale field while natural gas pricing remains near multi-year lows and preserve its highest value inventory for future development locations to be developed under more favorable commodity pricing conditions. In connection with the approval of the amendment to the Credit Facility, the fall borrowing base redetermination has been established at $1.175 billion, including $200 million of the commitment allocated to the Credit Facility.

“The decision to suspend drilling demonstrates our commitment to financial discipline. In the current price environment, it is difficult to support investment in new well development in Pinedale. Fortunately, we have a significant production profile coupled with a low-cost structure that can generate strong cash margins. We believe that our proved developed producing reserves and the low base decline of Pinedale will generate substantial free cash flow for the foreseeable future and will provide the Company sufficient liquidity to implement the reduction in capital investment. In the near term we will direct our free cash flow to the repayment of the Credit Facility, building flexibility for the Company as we continue to focus on improvement of the overall capital structure,” said Brad Johnson, Ultra Petroleum’s Chief Executive Officer and President.

The Fifth Amendment to the Credit Facility dated effective September 16, 2019, among Ultra Resources, Inc. and Bank of Montreal, as administrative agent for the lenders (the “Fifth Amendment”), provides for the following material amendments, among other items:

•	Elimination of all financial maintenance covenants;

•	Established the fall borrowing base at $1.175 billion;

•	Set the Credit Facility commitment at $200 million in this redetermination, stepping down to $120 million in February 2020 when the Credit Facility balance nears full repayment;

•	Reduces the tenor of future hedging requirements;

•

Establishes maximum capital expenditures of $65 million, $10 million and $5 million, for the quarters ended September 30, 2019, December 31, 2019, and quarterly thereafter, with the ability to carryforward unused amounts up to $5 million in aggregate;

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Further, the Fifth Amendment provides the ability for the Company to repurchase junior indebtedness, including borrowings under the Company’s Term Loan, Second Lien Notes and Unsecured Notes following the occurrence of certain events. These events and conditions include having no outstanding borrowings on the Credit Facility, the Company having established adequate cash reserves, satisfaction of a first lien incurrence test, each as set forth in the Fifth Amendment, and compliance with the Company’s other debt documents.

“The successful renegotiation of our Credit Facility is a significant and meaningful accomplishment for the Company and highlights the strength and durability of our assets and the commitment to our business plan. The elimination of the financial maintenance covenants in the Credit Facility coupled with our commitment to reduce capital expenditures, provides a prudent path forward that is designed to reduce debt in this commodity price environment. This is an important step in the ongoing efforts to strengthen the balance sheet as well as conserve valuable future inventory for a more constructive natural gas price market,” said David Honeyfield, Ultra Petroleum’s Senior Vice President and Chief Financial Officer.

2019 Guidance Update

The Company will be suspending drilling activity by the end of September. Given the timing of this decision, there will be minimal impact to our 3rd quarter capital or production results. As a result, the Company is maintaining its previous guidance for the 3rd quarter.

The reduction of drilling and completion capital in the 4th quarter is estimated at approximately $30 million, therefore the updated full-year capital investment guidance has been adjusted to $230 - $260 million. Full-year production guidance remains unchanged at 238 - 244 Bcfe. Base production performance continues to be strong and we expect this out-performance to offset the incremental production for the fourth quarter that would have occurred from new wells drilled. Additionally, the per Mcfe expense guidance for the third quarter and full-year are unchanged.

Preliminary Outlook for 2020

Based on this updated plan, the Company is providing a preliminary outlook for 2020 assuming no additional drilling next year. Accordingly, production next year is expected to be from proved-developed producing wells, resulting in a full-year 2020 production estimate of 180 to 195 Bcfe.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The Company is listed on OTCQX and trades under the ticker symbol “UPLC”.

Additional information on the Company is available at www.ultrapetroleum.com. In addition, our filings with the Securities and Exchange Commission (“SEC”) are available by written request to Ultra Petroleum Corp. at 116 Inverness Drive East, Suite 400, Englewood, CO 80112 (Attention: Investor Relations) or on our website (www.ultrapetroleum.com) or from the SEC on their website at www.sec.gov or by telephone request at 1-800-SEC-0330.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement, including any opinions, forecasts, projections or other statements, other than statements of historical fact, are or may be forward-looking statements. Although the Company believes the expectations reflected in any forward-looking statements herein are reasonable, we can give no assurance that such expectations will prove to have been correct and actual results may differ materially from those projected or reflected in such statements. There are numerous uncertainties inherent in estimating production, cash operating margins, proved reserves, including projecting future rates of production and timing of development, and costs. In addition, certain risks and uncertainties inherent in our business as well as risks and uncertainties related to our operational and financial results are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual

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Report on Form 10-K for the most recent fiscal year, our most recent Quarterly Reports on Form 10-Q, and from time to time in other filings made by the Company with the SEC. Some of these risks and uncertainties include, but are not limited to, the Company’s ability to decrease its leverage or fixed costs, increased competition, the timing and extent of changes in prices for oil and gas, particularly in the areas where we own properties, conduct operations, and market our production, as well as the timing and extent of our success in discovering, developing, producing and estimating oil and gas reserves, our ability to successfully monetize the properties we are marketing, weather and government regulation, and the availability of oil field services, personnel and equipment.

For further information contact:

Investor Relations

303-708-9740, ext. 9898

Email: IR@ultrapetroleum.com

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